Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Second Quarter Net Income per Share of $1.75;
Operating Income per Share Increases 19% to a Record $1.60;
Combined Ratio Improves to 82.7% from 85.2%;
2007 Operating Income per Share Guidance Is Raised to Range of $5.70 to $6.10
     WARREN, New Jersey, July 24, 2007 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2007 was $709 million or $1.75 per share, compared to $598 million or $1.41 per share in the second quarter of 2006.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased to $648 million from $571 million in the second quarter of 2006. Operating income per share increased 19% to a record $1.60 from $1.35.
     Total net written premiums for the second quarter declined 1% to $3.1 billion. Net written premiums for the insurance business increased 2% — 1% in the U.S. and 7% outside the U.S. (3% in local currencies). Net written premiums for the reinsurance assumed business declined 75%, reflecting the impact of the Chubb Re-Harbor Point transaction completed in December 2005.
     The second quarter combined loss and expense ratio was 82.7% in 2007, compared to 85.2% in 2006. Catastrophe losses for the second quarter of 2007, primarily from storms on the East Coast of the United States in April and in England in June, accounted for 3.9 percentage points of the combined ratio. In the second quarter of 2006, catastrophe losses accounted for 2.7 points of the combined ratio. The expense ratio for the second quarter was 29.6% in 2007 and 28.5% in 2006.
     Property and casualty investment income after taxes for the second quarter increased 9% to $313 million in 2007 from $288 million in 2006.
     During the second quarter, Chubb repurchased 9,891,000 shares of its common stock at a total cost of $535 million. As of June 30, 2007, there were 18,119,361 shares of common stock available for repurchase under the current authorization.

     “We had another outstanding quarter,” said John D. Finnegan, Chairman, President and Chief Executive Officer, “with a record-low combined ratio and substantial earnings contributions from all three business units. We are particularly pleased that we have been able to generate modest premium growth in our insurance business while maintaining underwriting discipline in a challenging market environment.”
Six-Month Results
     For the first six months of 2007, net income was $1.4 billion or $3.46 per share, compared with $1.3 billion or $2.99 per share for the first half of 2006. Operating income for the first half of 2007 totaled $1.3 billion or a record $3.13 per share, compared with $1.2 billion or $2.77 per share for the first half of 2006.
     Total net written premiums for the first six months declined 1% to $5.9 billion. Net written premiums for the insurance business increased 2% — flat in the U.S. and up 7% outside the U.S. (up 2% in local currencies). Net written premiums for the reinsurance assumed business declined 71%.
     The combined loss and expense ratio for the first six months was 83.1% in 2007, compared to 84.0% in 2006. Catastrophe losses for the first half of 2007 accounted for 3.2 percentage points of the combined ratio. In the first half of 2006, the impact of catastrophes accounted for 1.4 points of the combined ratio. The expense ratio for the first six months was 30.0% in 2007 and 28.8% in 2006.
     Property and casualty investment income after taxes for the first six months increased 9% to $618 million in 2007 from $567 million in 2006.
     During the first six months, Chubb repurchased 21,726,577 shares of its common stock at a total cost of $1.1 billion.
Outlook for 2007
     “In light of Chubb’s outstanding first half results and our positive outlook for the second half,” said Mr. Finnegan, “we are raising our guidance for 2007 full year operating income per share to a range of $5.70 to $6.10.” The company’s previous guidance, provided in January 2007, was $5.00 to $5.40. The revised guidance continues to assume 4 percentage points of catastrophe losses for the full year. The impact of each point of catastrophe losses on operating income per share for the year is approximately $0.19.

     The revised operating income guidance also assumes:
•	Flat to slightly higher net written premiums for the insurance business for the full year;

•	A combined ratio between 84% and 86% for the year, based on combined ratios of 85% to 87% for Chubb Personal Insurance, 87% to 89% for Chubb Commercial Insurance and 79% to 81% for Chubb Specialty Insurance. The assumption of 4 points of catastrophe losses for the full year implies higher second half catastrophe losses than the 3.2 points experienced in the first half;

•	Growth of property and casualty investment income after taxes of 7% to 9% for the year; and

•	Average diluted shares outstanding of 401 million for the year.
     Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statement below.
Second Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 4% in the second quarter to $975 million. CPI’s combined ratio for the quarter was 85.3%, compared to 78.5% in the second quarter of 2006. Catastrophe losses for the quarter were 8.1 percentage points in 2007 and 4.8 points in 2006.
     Net written premiums for Homeowners grew 7%, and the combined ratio was 83.8%. Personal Automobile net written premiums declined 10%, and the combined ratio was 82.3%. Other Personal lines grew 10% and had a combined ratio of 93.8%.
     Chubb Commercial Insurance (CCI) net written premiums increased 1% in the second quarter to $1.3 billion. The combined ratio for the quarter was 85.4% in both 2007 and 2006. Catastrophe losses accounted for 3.3 percentage points in the second quarter of 2007 and 3.1 points in the corresponding quarter of 2006.
     Average second quarter renewal rates in the U.S. were down 3% for CCI, which retained 82% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1 to 1.
     Chubb Specialty Insurance (CSI) net written premiums increased 1% in the second quarter to $743 million. The combined ratio was 75.6%, compared to 89.0% in the second quarter of 2006.

     Professional Liability (PL) net written premiums declined 1%, and the business had a combined ratio of 80.5%. Average second quarter renewal rates in the U.S. were down 6% for PL, which retained 90% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.7 to 1.
     Surety net written premiums were up 13%, and the combined ratio was 32.7%.
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s second quarter performance with investors and analysts today, July 24th, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms
Operating Income
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss)
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements, which are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2007 operating income per share guidance and related assumptions, are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:
–	our expectations relating to reinsurance recoverables;

–	the willingness of parties, including us, to settle disputes;

–	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

–	development of new theories of liability;

–	our estimates relating to ultimate asbestos liabilities;

–	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

–	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:
–	claims and litigation arising out of stock option “backdating,” “spring loading” and other stock option grant practices by public companies;

–	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

–	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

–	claims and litigation arising out of practices in the financial services industry;

–	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism and catastrophes;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
–	changes in interest rates, market credit spreads and the performance of the financial markets;

–	the effects of inflation;

–	changes in domestic and foreign laws, regulations and taxes;

–	changes in competition and pricing environments;

–	regional or general changes in asset valuations;

–	the inability to reinsure certain risks economically;

–	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
     Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2007	2006	2007	2006
		(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,058	$3,081	$5,925	$6,006
Decrease (Increase) in Unearned Premiums	(94)	(111)	24	(17)

Premiums Earned	2,964	2,970	5,949	5,989

Losses and Loss Expenses	1,572	1,679	3,152	3,297
Operating Costs and Expenses	905	876	1,775	1,726
Increase in Deferred Policy Acquisition Costs	(56)	(37)	(53)	(29)
Dividends to Policyholders	3	8	8	15

Underwriting Income	540	444	1,067	980

Investments
Investment Income Before Expenses	396	368	788	725
Investment Expenses	6	10	17	19

Investment Income	390	358	771	706

Other Income	1	1	4	6

Property and Casualty Income	931	803	1,842	1,692

CORPORATE AND OTHER	(38)	(11)	(65)	(54)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	893	792	1,777	1,638

Federal and Foreign Income Tax	245	221	495	464

CONSOLIDATED OPERATING INCOME	648	571	1,282	1,174

REALIZED INVESTMENT GAINS AFTER INCOME TAX	61	27	137	96

CONSOLIDATED NET INCOME	$709	$598	$1,419	$1,270

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$313	$288	$618	$567

	Periods Ended June 30
	Second Quarter		Six Months
	2007	2006	2007	2006
OUTSTANDING SHARE DATA (in millions)
Average Common and Potentially Dilutive Shares	405.7	424.1	410.0	424.1
Actual Common Shares at End of Period	393.3	410.8	393.3	410.8

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.60	$1.35	$3.13	$2.77
Realized Investment Gains	.15	.06	.33	.22

Net Income	$1.75	$1.41	$3.46	$2.99

Effect of Catastrophes	$(.18)	$(.12)	$(.30)	$(.12)

	June 30	Dec. 31	June 30
	2007	2006	2006
BOOK VALUE PER COMMON SHARE	$35.13	$33.71	$30.77

BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	35.61	33.38	31.41
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2007	2006	2007	2006
Losses and Loss Expenses to Premiums Earned	53.1%	56.7%	53.1%	55.2%
Underwriting Expenses to Premiums Written	29.6	28.5	30.0	28.8

Combined Loss and Expense Ratio	82.7%	85.2%	83.1%	84.0%

Effect of Catastrophes on Combined Loss and Expense Ratio	3.9%	2.7%	3.2%	1.4%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2007	2006	2007	2006
		(in millions)
Paid Losses and Loss Expenses	$1,319	$1,276	$2,779	$2,576
Increase in Unpaid Losses and Loss Expenses	253	403	373	721

Total Losses and Loss Expenses	$1,572	$1,679	$3,152	$3,297

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2007	2006	(Decrease)	2007	2006
	(in millions)
SIX MONTHS ENDED JUNE 30

Personal Insurance
Automobile	$311	$337	(8)%	88.8%	87.9%
Homeowners	1,174	1,097	7	77.4	73.1
Other	330	292	13	93.3	91.6

Total Personal	1,815	1,726	5	82.3	79.1

Commercial Insurance
Multiple Peril	613	645	(5)	85.0	75.4
Casualty	897	895	—	93.4	93.4
Workers’ Compensation	481	472	2	74.5	81.3
Property and Marine	626	607	3	88.4	73.2

Total Commercial	2,617	2,619	—	86.7	82.1

Specialty Insurance
Professional Liability	1,246	1,271	(2)	84.8	93.7
Surety	178	148	20	32.0	48.0

Total Specialty	1,424	1,419	—	79.4	89.8

Total Insurance	5,856	5,764	2	83.5	83.3

Reinsurance Assumed	69	242	(71)	*	*

Total	$5,925	$6,006	(1)	83.1	84.0

QUARTERS ENDED JUNE 30

Personal Insurance
Automobile	$164	$182	(10)%	82.3%	85.9%
Homeowners	654	609	7	83.8	72.6
Other	157	143	10	93.8	92.6

Total Personal	975	934	4	85.3	78.5

Commercial Insurance
Multiple Peril	306	319	(4)	86.7	80.4
Casualty	456	455	—	92.4	92.4
Workers’ Compensation	224	216	4	72.0	84.7
Property and Marine	325	304	7	83.7	80.9

Total Commercial	1,311	1,294	1	85.4	85.4

Specialty Insurance
Professional Liability	649	656	(1)	80.5	92.0
Surety	94	83	13	32.7	58.7

Total Specialty	743	739	1	75.6	89.0

Total Insurance	3,029	2,967	2	82.9	84.4

Reinsurance Assumed	29	114	(75)	*	*

Total	$3,058	$3,081	(1)	82.7	85.2

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.